Sento Corporation Selected for the 2006 Global Outsourcing 100 Award

                    Company Named 4th in Rising Star Category

Salt Lake City, UT - April 11, 2006 - Sento Corporation (Nasdaq: SNTO), a right channeling solutions leader, announced today that it has been selected as a Rising Star in the 2006 Global Outsourcing 100 presented by The International Association of Outsourcing Professionals (IAOP). The Global Outsourcing 100 recognizes the world's top outsourcing service providers and is based on applications received and evaluated by an independent judges' panel.

"Being ranked fourth in the Rising Star category is testament to Sento's strength and rapid growth as a company and the caliber of our agents and services," said Patrick O'Neal, president and chief executive officer for Sento. "We are pleased to be recognized for our outsourcing service delivery alongside the most influential global companies."

As a global provider of outsourced customer contact solutions designed to optimize the way companies interact with customers, Sento offers outsourced customer support based on business goals to enable companies to enhance loyalty, improve customer satisfaction and reduce service costs. Through its Right Channeling methodology, Sento gives clients the power to choose the right mix of multi-channel communications to help them achieve their objectives.

"Selection to the Global Outsourcing 100 was based on a rigorous application process based on the critical factors for long-term outsourcing success. As the global standard-setting organization and advocate for the outsourcing profession, IAOP is pleased to be able to recognize the industry's leading providers with this prestigious award," Michael F. Corbett, executive director, IAOP.

The complete list of the 2006 Global Outsourcing 100 winners was published in a special advertising feature in the April 3 issue of FORTUNE(R) magazine where company rankings were revealed. The list includes a total of 65 Outsourcing Leaders as well as 35 Outsourcing Rising Stars from a broad range of sectors.

About Sento Corporation
-----------------------
Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including Overstock.com, McAfee, Philips, Thomson, AON Warranty Group, and LensCrafters.

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About IAOP
----------
The International Association of Outsourcing Professionals (IAOP) is the global, standard-setting organization and advocate for the outsourcing profession. IAOP's global membership encompasses almost 200 organizations from around the world representing almost every industry segment and functional activity. In total, more than 37,000 individuals working in the field of outsourcing are members or subscribers. For more information, please visit www.outsourcingprofessional.org.

About The Global Outsourcing 100
--------------------------------
The International Association of Outsourcing Professionals (IAOP) produces The Global Outsourcing 100. This list, devoted to today's leaders and tomorrow's rising stars, was published in a special advertising feature in the April 3, 2006 issue of FORTUNE(R) magazine. Because of the rigorous application and judging process employed, The Global Outsourcing 100 defines the standard for excellence in outsourcing service delivery.


Contact: Jessica Laferriere
         Emerge PR
         (617) 729-3183
         jlaferriere@emergepr.com